Exhibit 13

An offering statement including a Preliminary Offering Circular with respect to the sale of Hunting Dog Capital Corp. securities has been filed with the United States’ Securities and Exchange Commission. The most recent version of the Preliminary Offering Circular is available via the SEC EDGAR Website.

No money or other consideration is being solicited with respect to the offering of Hunting Dog Capital Corp.’s securities, and, if sent in response, will not be accepted. No offer to buy any securities of Hunting Dog Capital Corp. can be accepted and no part of the purchase price can be received until the offering statement on Form 1-A with respect to Hunting Dog Capital Corp.’s securities is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. A person’s indication of interest involves no obligation or commitment of any kind.

On December 23, 2015, W.R. Hambrecht + Co made available on its website a video regarding Hunting Dog Capital Corp.’s proposed initial public offering. A transcript of the video is set forth below. The video can be viewed at www.wrhambrecht.com.

The link to the video requires the viewer to acknowledge the following:

1. You have downloaded and accessed the Company Offering Circular; and

2. The video contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this video, including, without limitation, statements regarding the assumptions made about the business and economic model, the dividend policy, business strategy and other plans and objectives for the future operations, are forward-looking statements.

Transcript

Hunting Dog Capital Corp. Video Transcript

December 23, 2015

Voiceover:

This is Ken. In 1998, Ken and his partner bought two bike stores near San Francisco with the dream of adding stores throughout the Bay Area. By securing relationships with leading brands and developing the best customer experience, Ken has grown Mike’s Bikes to 11 locations.

When Ken needed the right amount of flexible financing to make Mike’s Bikes more profitable, open additional locations and sell more bikes, he turned to Hunting Dog Capital. Hunting Dog provided the right blend of growth financing for Ken, when he needed it most, to help him expand Mike’s Bikes, while preserving his ownership.

We started Hunting Dog Capital to achieve two goals. First, to create a better way for lower-middle market companies around the US such as Mike’s Bikes, to finance their growing businesses.

Second, to provide excellent risk-adjusted returns for our investors.

And we’ve succeeded at both. The question is how?

First, we assembled a top-notch team of experienced professionals who understand the needs of our clients. Helping lower-middle market companies succeed requires flexibility, and the experience to make adjustments when circumstances change.

Second, we are not a bank. So, we can structure financing to maximize the amount of funds our clients can utilize in their businesses, while we protect our investors.

The result: Just like Ken, dozens of business owners across the country, in multiple industry sectors, have grown their businesses, while preserving what matters most: Their ownership.

We focus on the lower middle-market, which covers over 320,000 businesses with revenues between 5 & 50 million dollars. This includes wholesalers, distributors, manufacturers and many others, like Mike’s Bikes, all of whom represent a segment we believe is underserved by traditional sources of financing.

In order to find the best transactions in this market segment, we developed a proprietary database that we’ve grown over ten years to approximately 7,000 advisors today. By developing relationships with these professionals and not limiting our financing strategy by geography or industry, we are able to see hundreds of opportunities every year.

The result: Hunting Dog Capital’s existing funds have generated average annual gross returns in excess of 17% since 2009.

Now, we are offering publicly traded shares of Hunting Dog Capital Corp. so that all investors can participate in our business. By investing in Hunting Dog Capital Corp., you can help companies like Mike’s Bikes continue to grow, while having the opportunity to earn an attractive total return from both capital appreciation and dividends.

Disclosure at end of film:

“No money or consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities of Hunting Dog Capital Corp. can be accepted and no part of the purchase price can be received until an offering statement is qualified by the SEC pursuant to Regulation A of the Securities Act of 1933, as amended,  and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any person’s indication of interest in Hunting Dog Capital Corp. involves no obligation or commitment of any kind. Information included herein regarding the rate of annual gross returns represents historical results relating to our past performance and is not necessarily indicative of future results, the achievement of which cannot be assured.”

Landing Page on W.R. Hambrecht + Co Website for Hunting Dog Capital Corp. Offering: